EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         Chartwell International, Inc.,

                            E-Rail Acquisition Corp.,

                                       and

                             E-Rail Logistics, Inc.

                          dated as of September 8, 2005

                 ----------------------------------------------

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                                TABLE OF CONTENTS

                                                                                                              Page
ARTICLE 1   The Merger                                                                              1
1.1         The Merger                                                                              1
1.2         Closing                                                                                 1
1.3         Effective Time of the Merger                                                            2
1.4         Effects of the Merger                                                                   2
1.5         Certificate of Incorporation and Bylaws of the Surviving Corporation                    2
1.6         Directors and Officers                                                                  2
ARTICLE 2   Effect of the Merger on the Capital Stock of Company and Merger Sub                     2
2.1         Effect of Capital Stock                                                                 2
2.2         Issuance                                                                                3
2.3         Dissenting Shares                                                                       4
2.4         Stock Options and Purchase Plans                                                        4
2.5         Contingent Earn-Out Consideration After the Closing                                     4
2.6         Additional Actions                                                                      5
ARTICLE 3   Representations and Warrants of the Company                                             5
3.1         Corporate Existence and Power                                                           5
3.2         Subsidiaries                                                                            5
3.3         Corporate Authorization                                                                 5
3.4         Governmental Authorization                                                              6
3.5         Non-Contravention                                                                       6
3.6         Compliance with Law and Other Instruments                                               6
3.7         Capitalization                                                                          7
3.8         Company Financial Statements; Absence of Undisclosed Liabilities                        7
3.9         Absence of Certain Changes                                                              8
3.10        Litigation                                                                              9
3.11        Taxes                                                                                   10
3.12        The Company Employee Benefit Plans                                                      12
3.13        Banking and Finders' Fees                                                               13
3.14        Environmental Compliance                                                                13
3.15        Collective Bargaining Arrangements                                                      15
3.16        Accounts Receivable; Deferred Revenue                                                   15
3.17        Leases                                                                                  15
3.18        Interests in Real Property                                                              15
3.19        Personal Property                                                                       16
3.20        Employees, Directors and Officers                                                       16
3.21        Patents, Intellectual Property; Software                                                16
3.22        Contracts                                                                               18
3.23        Affiliate Transactions                                                                  19
3.24        Insurance and Banking Facilities                                                        19
3.25        Powers of Attorney and Suretyships                                                      20
3.26        Minutes and Stock Records                                                               20
3.27        Customers; Payors                                                                       20
3.28        Full Disclosure                                                                         20
3.29        New York Takeover Statutes                                                              20
3.30        Minerva Matter                                                                          20
3.31        Belville Mining Matter                                                                  21
3.32        No Registration of Securities                                                           21
3.33        Parent Information                                                                      21
ARTICLE 4   Representations and Warranties of Parent and Merger Sub                                 21
4.1         Corporate Existence and Power                                                           21
4.2         Corporate Authorization                                                                 22


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4.3         Consents and Approvals; No Violations                                                   22
4.4         No Prior Activities                                                                     22
4.5         Banking and Finders' Fees                                                               23
4.6         Legal Proceedings                                                                       23
ARTICLE 5   Covenants of the Company                                                                23
5.1         Conduct of the Company Business                                                         23
5.2         Shareholder Approval                                                                    24
5.3         Satisfaction of Conditions Precedent                                                    25
5.4         No Other Negotiations                                                                   25
5.5         Access                                                                                  25
5.6         Company Employees                                                                       26
5.7         Notification of Certain Matters                                                         26
ARTICLE 6   Covenants of Parent                                                                     26
6.1         Obligations of Merger Sub                                                               26
6.2         Company Employees                                                                       26
6.3         Notification of Certain Matters                                                         26
6.4         Satisfaction of Conditions Precedent                                                    27
ARTICLE 7   Covenants of Parent and the Company                                                     27
7.1         Notices of Certain Events                                                               27
7.2         Public Announcements                                                                    27
7.3         Transfer Taxes                                                                          27
7.4         Reasonable Efforts                                                                      27
7.5         Fees and Expenses                                                                       28
7.6         Regulatory Matters and Approvals                                                        28
7.7         Transfer Restrictions                                                                   28
ARTICLE 8   Indemnification                                                                         29
8.1         Indemnification of Parent and Merger Sub                                                29
8.2         Indemnification of the Company                                                          29
8.3         Limitation on Liability                                                                 29
8.4         Claims Procedure                                                                        29
8.5         Exclusive Remedy                                                                        30
8.6         Set-Off Against Post-Closing Consideration                                              30
ARTICLE 9   Conditions to Merger                                                                    31
9.1         Condition to Obligation of Each Party to Effect the Merger                              31
9.2         Additional Conditions to Obligations of Parent and Merger Sub                           31
ARTICLE 10  Termination                                                                             32
10.1        Termination                                                                             32
10.2        Notice of Termination                                                                   33
10.3        Effect of Termination                                                                   33
ARTICLE 11  Survival of Representations, Warrants and Covenants                                     33
ARTICLE 12  General Provisions                                                                      33
12.1        Notices                                                                                 33
12.2        Amendment                                                                               34
12.3        Waiver                                                                                  34
12.4        Failure or Indulgence Not Waiver; Remedies Cumulative                                   35
12.5        Headings                                                                                35
12.6        Severability                                                                            35
12.7        Entire Agreement                                                                        35
12.8        Assignment                                                                              35
12.9        Parties In Interest                                                                     35
12.10       Governing Law                                                                           35
12.11       Counterparts                                                                            36
12.12       Attorney Fees                                                                           36
12.13       Tax Advice                                                                              36
12.14       Representation                                                                          36


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12.15       Drafting                                                                                36
12.16       Gender                                                                                  36
            Signatures                                                                              37
            Exhibit A                                                                               A-1
            Exhibit B                                                                               B-1
            Exhibit B-2
            Exhibit C

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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of September 8, 2005, by and among Chartwell International, Inc., a Nevada corporation ("Parent"), E-Rail Acquisition Corp., a Nevada corporation and wholly owned subsidiary of Parent ("Merger Sub"), and E-Rail Logistics, Inc., a New York corporation (the "Company") and wholly owned subsidiary of Rail Waste Holdings, LLC ("RWH"). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company believe it is in the best interest of each company and their respective stockholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into the Company (the "Merger");

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Nevada Revised Statutes ("NRS"), the New York Business Corporation Law ("NYBCL") and their respective charter documents; and

         WHEREAS, each of Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS and the NYBCL, Merger Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the NRS and NYBCL.

1.2. Closing. The closing of the Merger (the "Closing") shall take place at the offices of Bartel, Eng & Schroder at 1331 Garden Highway, Suite 300, Sacramento, California at the date and time on which the conditions to Closing set forth in
Article 9 of this Agreement shall have been satisfied or waived by the appropriate party or at such time as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the "Closing Date." At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

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1.3. Effective Time of the Merger. At the Closing, the parties hereto shall (a)
cause an articles of merger substantially in the form of Exhibit B-1 (the "Nevada Articles of Merger") to be executed and filed with the Secretary of State of the State of Nevada, as provided in Section 92A.200 of the NRS, (b) cause a certificate of merger in substantially the form of Exhibit B-2 (the "New York Certificate of Merger") to be executed and filed with the Department of State of the State of New York, as provided in Section 907 of the NYBCL and (c) take all such other and further actions as may be required by the NRS, the NYBCL or other applicable Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Nevada Articles of Merger and the New York Certificate of Merger. The date and time of such effectiveness are referred to herein as the "Effective Time."

1.4. Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the NRS and the NYBCL.

1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time and as amended by the New York Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable law.

1.6. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                   ARTICLE 2

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                            OF COMPANY AND MERGER SUB

2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of the Company's common stock. Such newly issued share shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Conversion of the Company Stock. Subject to other provisions of this Article 2:

(i) The issued and outstanding shares of the Company Stock immediately prior to the Effective Time (individually a "Share" and collectively the "Shares"), other

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than (i) Shares held by the Company, and (ii) Shares held by Parent, Merger Sub or any other Subsidiary or parent of Parent or Merger Sub, if any, and (iii) Dissenting Shares, shall, by virtue of the Merger, be converted automatically into the right to receive (i) subject to Parent's right of set-off pursuant to
Section 8.6, twelve (12) months after the Closing Date, Parent shall issue to the Company 300,000 shares of Common Stock of the Parent less any amounts set-off in accordance with Section 8.6 (the "Post-Closing Consideration"); and
(ii) 2,600,000 shares of Common Stock of the Parent (the "Equity Consideration") upon surrender of the Shares (collectively, the "Merger Consideration"). The Merger Consideration shall be distributed by the Company according to the liquidation preferences set forth in the Company's Certificate of Incorporation filed with the Secretary of State of the State of New York on March 11, 2004 or in the absence of such provisions, by law.

(ii) The issued and outstanding shares of Company Stock on the Closing Date, applicable liquidation preferences and the holders shall be set forth on a Merger Consideration certificate to be delivered by the Company to the Parent at Closing (the "Merger Consideration Certificate"). Parent and the Surviving Corporation shall be entitled to rely on the Merger Consideration Certificate in connection with issuance of the Merger Consideration pursuant to Section 2.2.

(iii) At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such certificates, the Merger Consideration to be issued in consideration therefor upon the surrender of such certificate .

(iv) At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Merger Sub or any Subsidiary or parent of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

2.2. Issuance.

(a) Promptly after the Effective Time, the Surviving Corporation shall distribute the Merger Consideration to holders of Shares by issuance of certificates in accordance with the Merger Consideration Certificate.

(b) If any portion of the Merger Consideration is to be issued to a Person other than the registered holder of the Shares represented by the Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Parent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of the Parent that such tax has been paid or is not payable.

(c) Notwithstanding anything to the contrary in this Section 2.2, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.


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2.3. Dissenting Shares.

(a) Notwithstanding Section 2.1, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to an appraisal of the fair market value for such shares and who does not vote in favor of or consent in writing to the Merger and who otherwise complies with the provisions of Section 623 of the NYBCL (the "Dissenting Shares") shall not be converted into the right to receive any portion of the Merger Consideration as provided in Section 2.1(b) of this Agreement, unless and until such holder fails to perfect or withdraws or otherwise loses his right to an appraisal of the fair market value of his Dissenting Shares. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to an appraisal of the fair market value of his Dissenting Shares under the NYBCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled.

(b) The Company shall give Parent prompt notice of any demands received by the Company for the payment of fair market value for Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not make any such payment without Parent's prior written consent.

2.4. Stock Options and Purchase Plans.

The Parent, Merger Sub and the Company hereby acknowledge and agree that the Surviving Corporation shall not assume or continue any stock option or employee stock purchase plans, or substitute any additional options or similar rights for such options.

2.5. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise carry out the transactions contemplated by this Agreement.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule") which have been provided to Parent prior to the date hereof:

3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease

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and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the Company's Certificate of Incorporation and Bylaws as currently in effect.

3.2. Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

3.3. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action, except for the required approval of the holders of the Company's capital stock in connection with the consummation of the Merger. This Agreement and the Merger have been duly authorized by all necessary corporate action of the Company in accordance with the NYBCL.

(b) The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to, and in the best interests of, its shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), which approval satisfies in full any applicable requirements of the NYBCL.

(c) This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, and the Transaction Documents to be executed and delivered by the Company will constitute, legal, valid and binding obligations of the Company, enforceable against the Company and its shareholders, as applicable, in accordance with their respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

3.4. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than
(a) the filing of the Nevada Articles of Merger and other documents in accordance with the NRS, (b) the filing of the New York Certificate of Merger and other documents in accordance with the NYBCL, (c) any filings under the Securities Act or Securities Exchange Act, and (d) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

3.5. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.4, contravene or conflict with or

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constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to the Company, (iii) require the consent or other action of any Person under, constitute a Default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any Material agreement or other instrument binding upon the Company or any Material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company, (iv) result in the creation or imposition of any Material Lien on any asset of the Company, except, in the case of clause (ii), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

3.6. Compliance with Law and Other Instruments.

(a) The Company holds all Material licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable Laws of all governmental bodies, agencies and other authorities having jurisdiction over the Company or any part of its operations, and there are no violations or claimed violations by the Company, or action or proceeding pending against the Company of any such license, permit or authorization or any such Law. Section 3.6 of the Company Disclosure Schedule sets forth all such required licenses, permits and authorizations.

(b) The business of the Company has been and is being conducted in compliance with all applicable Laws, except for violations or failures to so comply that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Regulatory Authority with respect to the Company is pending or threatened in writing. The Company has not received any written communication in the past five (5) years from a Regulatory Authority that alleges that the Company is not in compliance with any applicable Law.

3.7. Capitalization.

(a) The authorized capital stock of the Company consists of 200 shares of common stock. As of August 31, 2005, there were outstanding 100 shares of common stock.,

(b) All outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.7, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options, restricted stock, stock appreciation rights, other stock based compensation awards or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

(c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for Company Stock having the right to vote) on any matters on which shareholders of the Company may vote.

(d) All of the Company Stock was issued or granted in compliance with all applicable federal and state securities laws.

(e) To the Knowledge of the Company, there are no voting agreements or voting trusts between or among any Person or Persons relating to the Company or the Company Stock. The Company is not obligated to issue or repurchase any shares of Company Stock for any purpose and no Person has entered into any Contract (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued shares or other securities of the Company, whether now or in the future.

3.8. Company Financial Statements; Absence of Undisclosed Liabilities.

(a) Schedule 3.8(a) of the Company Disclosure Schedule contains the Company's audited balance sheets as of December 31, 2004 and the related audited statements of income and cash flows for the fiscal year then ended, together with the report thereon of Perrin Accounting, P.C., independent certified public accountants and the Company's audited proforma balance sheet as of the Closing Date and the related audited proforma statements of income and cash flows for the period then ended (collectively, the "Company Financial Statements"). The Company Financial Statements present fairly the financial condition, results of operation and cash flows of the Company as of the respective dates and for the respective periods referred to in such financial statements, subject to normal year-end adjustments to unaudited financial statements.

(b) The Company Financial Statements, including the notes thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved. No financial statements of any Person other than the Company is required to be included in the Company Financial Statements.

(c) Schedule 3.8(c) lists all of the Company's liabilities as of the Closing
Date.

(d) Schedule 3.8(d) lists all of the Company's assets as of the Closing Date.

(e) Except as set forth in the Company Financial Statements and Schedule 3.8(c) attached hereto, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

3.9. Absence of Certain Changes. Since January 1, 2005, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been any:

(a) event, occurrence or development of a state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on the Company (other than adverse effects arising from the execution and performance of this Agreement, changes in general economic conditions or changes applicable generally to the industry) or any event, occurrence or development which would have a Material Adverse Effect on the ability of the Company to consummate the Merger;

(b) declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in the Company;

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

(c) split, combination, re-classification of any Company Stock or any amendment of any term of any outstanding security of the Company;

(d) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(e) creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course consistent with past practices;

(f) transaction or commitment made, or any contract or agreement entered into, by the Company relating to their assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, Material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(g) change in any method of accounting, method of tax accounting or accounting practice by the Company, except for any such change that is consistent with GAAP or required by reason of a concurrent change in GAAP;

(h) (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of the Company (other than in the ordinary course of business salary increases for employees other than officers and directors), (v) the declaration or payment of any bonuses or year-end payments to any current or former directors, officers or employees of the Company, or (vi) establishment, adoption, or amendment (except as required by applicable Law), of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company;

(i) labor dispute, other than routine individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(j) tax election or any settlement of tax liability, in either case that is Material to the Company;

(k) asset acquisition or expenditure in excess of $5,000 individually or $20,000 in the aggregate;

(l) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(m) write-offs or write-downs of any assets of the Company;

(n) creation, termination or amendment of, or waiver of any right under, any Material Contract of the Company;

(o) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Company;

(p) event that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 hereof; or

(q) agreement or commitment to do any of the foregoing.

3.10. Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of the Company threatened against or affecting, the Company, its Affiliates, officers or directors or any of its properties before any court or arbitrator or any governmental body, agency or official. No former shareholder, employee, officer or director of the Company or its Affiliates has any claim pending or to the Knowledge of the Company threatened against the Company, its Affiliates, officers or directors or any of its properties relating to sales of Company Stock by the Company or any of the Company's current or former shareholders. The Company nor any of its Affiliates, officers and directors nor any of its properties are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official. Section 3.10 of the Company Disclosure Schedule contains a complete list of all claims brought against the Company or its Affiliates, or pending, since incorporation or formation, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any actions set forth in this Section 3.10.

3.11. Taxes.

(a) Except as set forth in (or resulting from matters set forth in) Section 3.11 of the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the
Company:

(i) the Company has prepared and timely filed with the appropriate governmental agencies all franchise, income and all other Tax returns and reports required to be filed on or before the Effective Time (collectively the "Returns"), taking into account any extension of time to file granted to or obtained on behalf of the Company;

(ii) all Taxes of the Company shown on such Returns or otherwise known by the Company to be due or payable have been timely paid in full to the proper authorities, other than such Taxes as are adequately reserved for in accordance with GAAP;

(iii) all deficiencies resulting from Tax examinations of income, sales and franchise and all other Returns filed by the Company in any jurisdiction in which such Returns are required to be so filed have been paid and no claim has been made by an authority in a jurisdiction where the Company does not file Returns that is or may be subject to the taxation by that jurisdiction;

(iv) no deficiency has been asserted or assessed against the Company which has not been satisfied or otherwise resolved, and no examination of the Company is pending or, to the Knowledge of the Company, threatened for any Material amount of Tax by any taxing authority and there is no dispute or claim concerning any Tax liability of the Company either claimed by any authority in writing, or to the Knowledge of the Company, reasonably expected to be claimed;

(v) no extension of the period for assessment or collection of any Material Tax is currently in effect and no extension of time within which to file any Material Return has been requested;

(vi) all Returns filed by the Company are correct and complete in all respects or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

(vii) to the Knowledge of the Company, no Tax liens have been filed with respect to any Taxes;

(viii) the Company has not: (A) filed a consent under Code Section 341(f) concerning collapsible corporations; (B) executed, become subject to, or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Tax Law, (C) received approval to make or agreed to a change in accounting method, or (D) incurred or assumed any liability for the Taxes of any Person. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code;

(ix) no Company asset is property that is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; the Company has not agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; the transaction contemplated herein is not subject to the Tax withholding provisions of Code
Section 3406, or of subchapter A of Chapter 3, of the Code or of any other provision of Law; and the Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes;

(x) the Company has not entered, nor does it plan to enter into, any agreement, arrangement, plan or similar circumstance with any Person that could result in a distribution, apportionment or reallocation under Section 482 of the Code or other similar provision of the Tax Law;

(xi) the Company has not made since January 1, 2005, and will not make, any voluntary adjustment by reason of a change in its accounting methods for any pre-Merger period;

(xii) the Company has made timely payments of the Taxes required to be deducted and withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party;

(xiii) the Company is not a party to any Tax sharing or Tax matters agreement;

(xiv) to the Knowledge of the Company, the Company is not liable to suffer any recapture, clawback or withdrawal of any relief or exemption from Tax howsoever arising (including the entering into and the consummation of the Merger), and whether by virtue of any act or omission by the Company or by any other Person or Persons;

(xv) to the Knowledge of the Company, the Company is not liable to be assessed for or made accountable for any Tax for which any other Person or Persons may be liable to be assessed or made accountable whether by virtue of the entering into or the consummation of the Merger or by virtue of any act or acts done by or which may be done by or any circumstance or circumstances involving or which may involve any other Person or Persons; and

(xvi) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) The Company is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger, (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code, or (iii) the payment of any amounts not deductible by the Company, in whole or in part, by reason of Section 162(m) of the Code.

3.12. The Company Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all of the Company's employee benefit plans, as defined in Section 3(3) of ERISA; and

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all other profit-sharing, deferred compensation (including a list of participants therein), bonus, stock option, stock purchase, stock bonus, phantom stock, vacation pay, holiday pay, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, medical, life or other insurance, employment, severance, termination, golden parachute, consulting, supplemental retirement plan or agreement, supplemental unemployment and other employee benefit plans, programs, agreements or arrangements, including all unwritten employee benefit plans, programs, agreements and arrangements, if any, maintained or contributed to by the Company for the benefit of the Company's Employees (or former employees) or independent contractors and/or their beneficiaries. The plans identified in Sections 3.12(a) and 3.12(b) are collectively referred to herein as "Benefit Plans." An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because the Company's obligations under the plan arise by reason of its being a "successor employer" under applicable Law.

(c) The Company has delivered or made available to Parent a true and complete copy of each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Section 3.12(b) of the Company Disclosure Schedule includes a description of any such amendment that is not in writing);

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, the Company does not maintain or contribute to, nor has maintained or contributed to, any Benefit Plan that is subject to Section 302 of ERISA or
Section 412 of the Code.

(e) No Benefit Plan is a "multi-employer plan," as defined in Section 3(37) of ERISA, nor is a plan described in Section 4063(a) of ERISA.

(f) All costs of administering, and contributions required to be made by the Company to, each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable Law have been timely made, and are fully deductible. All amounts properly accrued to date as liabilities of the Company under, or with respect to, each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the appropriate books, to the extent required by Law or GAAP.

(g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, each Benefit Plan has been maintained and operated in accordance with, and complies currently with, in all Material respects, all applicable Laws, including but not limited to ERISA and the Code. Each Benefit Plan has been operated in all Material respects in accordance with its terms. Furthermore, the Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, and, to the Knowledge of the Company, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

(h) No Benefit Plan is intended to provide benefits which might require compliance with Sections 419 or 419A of the Code.

(i) To the Knowledge of the Company, (i) no prohibited transaction has occurred with respect to any of the Benefit Plans which is not exempt under Section 4975 of the Code and Section 406 of ERISA, and (ii) the Company has not engaged in any transaction with respect to any Benefit Plan which could subject it to either a Material civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA, or a Material tax imposed pursuant to Section 4975 or 4976 of the Code.

(j) Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, the Company does not maintain any plan that provides (or will provide) medical or death benefits to one or more, current or future former employees (including retirees) beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state Law continuation coverage or conversion rights.

(k) Except as set forth in Section 3.12(k) of the Company Disclosure Schedule, there are no proceedings or lawsuits, pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, are no investigations, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state or federal or by any fiduciary, participant or beneficiary of such plan.

(l) Except as set forth in Section 3.12(l) of the Company Disclosure Schedule, none of the Benefit Plans or any other employment agreement or arrangement entered into by the Company will entitle any current or former employee to any benefits or other compensation that become payable solely as a result of the consummation of this transaction.

(m) None of the Benefit Plans are subject to the tax on unrelated business taxable income or unrelated debt-financed income under Section 511 of the Code.

(n) Except as set forth in Section 3.12(n) of the Company Disclosure Schedule, to the Knowledge of the Company, no Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation or similar proceeding.

(o) Section 3.12(o) of the Company Disclosure Schedule lists each individual who
(i) has elected to continue participating in a group health plan of the Company pursuant to an election under COBRA, or (ii) has not made an election under COBRA but who is still eligible to make such election.

3.13. Banking and Finders' Fees. There is no investment banker, broker, finder or other intermediary, which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.14. Environmental Compliance.

(a) The Company and its Affiliates are in compliance with all Environmental Laws and all Environmental Permits.

(b) The Company and its Affiliates have not received any written notice regarding any violation of any Environmental Laws, or any Company Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to the Company, its Affiliates or its facilities arising under Environmental Laws.

(c) Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(i) The Company and to the Knowledge of the Company, its Affiliates, have not caused, or are not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which they (A) lease, occupy or operate or (B) previously owned, leased, occupied or operated and, to the Knowledge of the Company, no such disposals or releases occurred prior to the Company having taken title to, or possession or operation of, any of such properties; and to the Knowledge of the Company no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters after the Company has taken title to, or possession or operation of any such properties and, to the Knowledge of the Company, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface water prior to such time;

(ii) The Company and to the Knowledge of the Company, its Affiliates, have not
(A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another Person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by the Company from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility identified in Section 3.14(c)(ii)(A) was duly licensed in accordance with Law and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local Law (whether for potential releases of substances listed in CERCLA or other substances);

(iii) The Company does not have any reason to believe or suspect that, and to the Knowledge of the Company, there is no release or threatened release of, any Hazardous Material originating from a property other than those leased or operated by the Company has come to be (or may come to be) located on or under properties leased, occupied or operated by the Company;

(iv) The Company and to the Knowledge of the Company, its Affiliates, have not ever installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by the Company or any of the Company Subsidiaries or Affiliates;

(v) The Company and to the Knowledge of the Company, its Affliliates, are and have been in compliance in all Material respects with all federal, state, local or foreign Laws, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and no condition exists on any of the real property owned by or used in the business of the Company that would constitute a violation of any such Law or that constitutes or threatens to constitute a public or private nuisance; and

(vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or threatened against the Company or its Affiliates or any settlement reached by them with any Person or Persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities or the actual or alleged injury to human health or the environment by reason of the current conditions or operation of the Company facilities or past condition and operations or activities of the Company or its Affiliates' facilities.

3.15. Collective Bargaining Arrangements. The Company is not a party to or bound by any employee collective bargaining agreement, nor is the Company a party to or affected by or, to the Knowledge of the Company, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Company.

3.16. Accounts Receivable; Deferred Revenue.

(a) The accounts receivable reflected in the balance sheet of the Company Financial Statements are owned free and clear by the Company and are based on the Company's reasonable judgment and its normal credit review procedures, business practices and GAAP, and are fully collectible in accordance with their terms in an amount not less than their aggregate book value. "Aggregate book value", for this purpose, shall mean the recorded amounts of such accounts receivable, less any recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied. Any such allowances for doubtful accounts, trade allowances and return allowances are established in accordance with past practices and are consistent with past collectibility results and returns. To the Knowledge of the Company, there are no facts or circumstances which may indicate that any recorded allowances are inadequate. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, all accounts receivable for customer collections and billings prior to the Closing Date have been properly recorded on the Company's books and records on a timely basis and in the month in which the Company's efforts and activities generating such income were expended.

(b) The deferred revenue reflected in the balance sheet of the Company Financial Statement is based on the Company's reasonable judgment and business practices, as established in accordance with GAAP consistently applied. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, all deferred revenue relating to contracts executed prior to the Closing Date have been properly recorded on the Company's books and records on a timely basis and in the month in which the Company received the cash payment.

3.17. Leases. Section 3.17 of the Company Disclosure Schedule is the complete and correct list and brief description of all real property leased by the Company on the Closing Date. All real property leases to which the Company is a party are valid and in full force and effect and are valid and binding on the parties thereto, assuming enforceability as to the parties other than the Company, and the Company is not in Default of any Material provision thereof. All improvements and fixtures made by or at the direction of the Company on real properties leased by the Company conform in all Material respects to all applicable health, fire, safety, environmental, zoning and building laws and ordinances; and all materials, buildings, structures (or the space used by the Company in such buildings or structures) and fixtures used by the Company in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of their respective operations.

3.18. Interests in Real Property. Section 3.18 of the Company Disclosure
Schedule is the complete and correct list and brief description of all real property owned by the Company on the Closing Date. The Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever to all real property reflected on the balance sheet of the Company Financial Statements or used in the business by the Company (regardless of whether reflected on the balance sheet of the Company Financial Statements). All the real property used in the business by the Company is in good operating condition and repair, normal wear and tear excepted. At the Closing Date, the Company will possess all of the real property wherever located required to conduct its respective business as conducted prior to the Closing.

3.19. Personal Property. The Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever to all inventory and receivables and to any item of machinery, equipment, or tangible personal property reflected on the balance sheet of the Company Financial Statements or used in the business by the Company (regardless of whether reflected on the balance sheet of the Company Financial Statements). All the machinery, equipment and other tangible personal property used in the business by the Company is in good operating condition and repair, normal wear and tear excepted. At the Closing Date, the Company will possess all of the personal property wherever located required to conduct its respective business as conducted prior to the Closing.

3.20. Employees, Directors and Officers. Section 3.20 of the Company Disclosure Schedule comprises a complete and correct list of all of the present employees, officers and directors of the Company (the "Employees"), including the direct compensation (including wages, salaries and actual or anticipated bonuses) to be paid in the current fiscal year to such Persons. Except as disclosed in Section
3.20 of the Company Disclosure Schedules, no unpaid salary or bonuses, other than for the immediately preceding pay period and other than pursuant to the existing deferred compensation plans of the Company is now payable to any of such officers, directors or employees.

3.21. Patents, Intellectual Property; Software.

(a) The Company owns or possesses legally enforceable rights to use, all Intellectual Property Material to the operation of the business of the Company as currently conducted, or to products or services currently under development by the Company (collectively, "Material Intellectual Property"), and has the right to use, license, sublicense or assign the same without Material liability to, or any requirement of consent from, any other Person or party. Such Intellectual Property constitutes all Intellectual Property necessary for the conduct of the business of the Company in the manner conducted immediately prior to the Closing. All Material Intellectual Property is either owned by the Company free and clear of all Liens or is used pursuant to a license agreement; each such license agreement is valid and enforceable and in full force and effect; the Company is not in Material Default thereunder; and to the Knowledge of the Company, no corresponding licensor is in Material Default thereunder. None of the Material Intellectual Property infringes or otherwise conflicts with any Intellectual Property or other right of any Person; there is no pending or threatened (in writing) litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Material Intellectual Property; there is no outstanding Order relating to any Material Intellectual Property; and to the Knowledge of the Company, there is currently no infringement by any Person of any Material Intellectual Property.

(b) No Material confidential or trade secret information of the Company has been provided to any Person except subject to written confidentiality agreements, except for any such disclosure which has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

(c) The Company has valid copyrights in all Material copyrightable material necessary for the conduct of its respective business as being conducted on the date hereof, whether or not registered with the U.S. copyright office, including all copyrights in the Products containing Material copyrightable material. Consummation of the transactions contemplated hereby will not alter or impair the validity of any copyrights or copyright registrations.

(d) (A) No third party (including any original equipment manufacturer or site license customer) has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the Products or any adaptations, translations, or derivative works based on the Products, or any portion thereof;
(B) the Company has not granted to any third party any exclusive rights of any kind with respect to any of the Products, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Products; and (C) the Company has not granted any third party any right to market any product utilizing any Product under any "private label" arrangements pursuant to which the Company is not identified as the source of such goods. Each document or instrument identified pursuant to this Section is listed in Section 3.21 of the Company Disclosure Schedule and true and correct copies of such documents or instruments have been furnished to Parent. No third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the Products is a derivative work.

(e) Each of the Products: (A) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than fixes required or expected in the ordinary course of business and not otherwise Material to the Company's business; and (B) can be recreated from documentation by reasonably experienced technical personnel without undue burden.

(f) The Company has furnished Parent with all end user documentation relating to the use, maintenance or operation of each of the Products, all of which is true and accurate in all Material respects.

(g) To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted by, or proposed to be conducted by the Company.

(h) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the Company of the rights to such contributions that the Company does not own by operation of law.

(i) Section 3.21(i) of the Company Disclosure Schedule sets forth a list of all issued and pending patents, all registered copyrights and all applications therefor and all trademarks and service marks whether or not registered currently used in the business conducted by the Company, including, without limitation, products and services currently under development by the Company.

3.22. Contracts.

(a) Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, the Company is not a party to any:

(i) Contract that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $10,000;

(ii) Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $10,000;

(iii) lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iv) licensing agreement or other Contract with respect or relating to Material Intellectual Property;

(v) collective bargaining agreement and other Contract to or with any labor union or other representative of a group of employees;

(vi) joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii) Contract containing covenants that in any way purport to restrict in any material respect the business activity of the Company or any current or future Affiliate of the Company or limit the freedom of the Company or any current or future Affiliate of the Company to engage in any line of business or to compete with any Person anywhere in the world;

(viii) Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix) Contract between the Company, on the one hand, and any Affiliate of the Company, on the other hand;

(x) Contract regarding indebtedness for borrowed money (including guaranties of the obligations of others with respect thereto) or any capitalized lease obligation or similar arrangement, or under which a Lien on any tangible or intangible asset of the Company or any of their respective capital stock or equity securities is imposed;

(xi) Contract under which the Company has advanced or loaned money to any of its Employees other than advancement of expenses in the ordinary course of business;

(xii) Contract covering the employment, compensation or severance, of or otherwise relating to, any Employee;

(xiii) Contract for joint, collaborative or shared research, development or research and development;

(xiv) Contract that obligates the Company to act as a guarantor or surety, or to otherwise provide credit support for any Person, irrespective of the amount involved or type of underlying liability or obligation;

(xv) Contract that contains obligations of the Company to indemnify third parties against any type of liability, whether known, unknown, fixed, contingent or otherwise; and

(xvi) amendment, supplement and modification (whether oral or written) in respect of any of the foregoing or any Contract, agreement or commitment to enter into amend, supplement or modify any of the foregoing.

(b) The Company has allowed Parent to inspect, and to the extent requested by Parent has delivered or caused to be delivered to Parent, a true and correct copy of, each written Contract listed in Schedule 3.22(a) of the Company Disclosure Schedule, and a written summary setting forth the terms and conditions of each oral Contract referred to therein, in each case, as in effect on, and as amended through the date hereof. With respect to each such Contract:
(i) the Company is not in breach or Default, and no event has occurred or circumstances exist which (with or without notice or lapse of time or both) could reasonably be expected to constitute a material breach or Default of, or permit termination, modification or acceleration under, the Contract; (ii) no party has repudiated any provision of the Contract; (iii) the Contract is legally valid and binding and is enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, any other parties thereto, except that (A) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(B) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (iv) the Company has not given to, or received from any other Person, any notice or other communication regarding any actual or alleged violation or breach thereof or Default thereunder. The Contracts relating to the design, sale, manufacture or provisions of the Products or services by the Company thereof have been entered into in the ordinary course of business and have been entered into without the commission of any action alone or in concert with any other Person or any consideration having been paid or promised that is or would be in violation of any Law.

3.23. Affiliate Transactions. There are no Material Contracts or other Material transactions between the Company and any Affiliate of the Company.

3.24. Insurance and Banking Facilities. The Company has in full force and effect all insurance and indemnity policies that are customary in coverage and amount for a company of its size and industry. Section 3.24 of the Company Disclosure Schedule comprises a complete and correct list of (i) all contracts of insurance and indemnity of or relating to the Company (except insurance related to employee benefits) in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks or depository organizations in which the Company has accounts; and (iii) the names of all Persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force at the date hereof have been or will be paid, and the Company knows of no circumstance (including without limitation the consummation of the transactions contemplated by this Agreement), which has caused, or might cause, any such contract to be canceled or terminated. There are no Material claims by the Company under any insurance policies of the Company as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.25. Powers of Attorney and Suretyships. The Company does not have any powers of attorney outstanding, and, except for obligations as an endorser of negotiable instruments incurred in the ordinary course of business, the Company does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other Person.

3.26. Minutes and Stock Records. The Company has provided Parent with complete and correct copies of the minute books and stock records of the Company. Such items contain a complete and correct record in all Material respects of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of the Company and its Board of Directors, and all original issuances and subsequent transfers and repurchases of their respective capital stock.

3.27. Customers; Payors. Section 3.27 of the Company Disclosure Schedule lists
(i) the top 20 customers by billings for the Company (collectively, the "Customers"), during the fiscal quarter ended June 30, 2005. There are no oral or written notice or other indication from any of the Customers or payors stating that such Customer or payor intends to terminate its business relationship with the Company, or Materially reduce the volume of business it does with the Company.

3.28. Full Disclosure. All of the representations and warranties made by the Company in this Agreement, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all Material respects and do not contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to the Parent or their representatives by or on behalf of any of the Company, RWH or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.29 New York Takeover Statutes. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will, after receiving the requisite stockholder approval, be impeded by or subject to any "fair price," "merger moratorium," "control share acquisition" or other anti-takeover provisions of New York Law.

3.30 Minerva Matter. Company does not own any right, title or interest in certain (i) secured promissory note issued by Minerva Enterprises, Inc., an Ohio corporation ("Minerva") to Rail Waste Holdings, LLC, a New York limited liability company ("RWC") in the principal amount of $600,187.58 dated as of January 10, 2005 (the "Minerva Note"); (ii) open end mortgage on real property owned by Minerva, granted to RWC by Minerva for $1,000,000 filed in the Stark County Recorder's office on January 10, 2005 as Instrument No. 200501100001743 securing the Minerva Note (the "Minerva Lien"); and (iii) real property subject to the Minerva Lien.

3.31 Belville Mining Matter. Company has met all its obligations, material or otherwise under a certain Redemption and Stock Purchase Agreement by and amongst Thomas J. Belville and Robert E. Belville, the Company and Belville Mining Company, Inc., an Ohio corporation dated as of July 11, 2005.

3.32 No Registration of Securities. Company understands and acknowledges that the offering, exchange and issuance of Merger Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) and/or Section 3(b) of the Securities Act, and that the Parent's reliance upon such exemption is predicated upon Company's representations as set forth in this Agreement.

3.33 Parent Information. The Company acknowledges that it has had access to the documents filed by Parent under the Exchange Act, since the end of its most recently completed fiscal year to the date hereof, including the Registration Statement on Form 10-SB dated June 3, 2005, as amended, and has carefully reviewed the same ("Exchange Act Documents"). The Company further acknowledges that Parent has made available to it the opportunity to ask questions of and receive answers from Parent's officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of Parent, and the Company has received to its satisfaction, such information about the business and financial condition of Parent and the terms and conditions of the Agreement as it has requested. The Company has carefully considered the potential risks relating to Parent and investing in the Merger Consideration, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of the Company and its shareholders' entire investment. Among others, the Company has carefully considered each of the risks identified under the caption "Risk Factors" in the Exchange Act Documents, which are incorporated herein by reference. The Company has made available all such information to its shareholders in considering the terms and conditions of the Merger.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule:

4.1. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and Merger Sub has all requisite corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, for each of Parent and Merger Sub.

4.2. Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of each of Parent and Merger Sub, and have been duly authorized by all necessary corporate action. This Agreement and the Merger have been duly authorized by all necessary corporate action of the Parent and Merger Sub in accordance with the NRS.

(b) The board of directors of each of Parent and Merger Sub, at a meeting duly called and held, have each (i) determined that this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of their respective stockholders, and (ii) approved and adopted this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger), which approval satisfies in full any applicable requirements of the NRS.

(c) This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement constitutes, and the Transaction Documents to be executed and delivered will constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with their respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors rights generally or by general equitable principles.

4.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company's representations and warranties contained in Section 3.4, except for the filing of the Certificate of Merger with the Department of State of the State of New York, and any filings or notices under the NRS, Securities Act or Securities Exchange Act, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the Merger. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a Default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree or Law applicable to Parent or Merger Sub or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or Defaults which would not have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the Merger.

4.4. No Prior Activities. Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity, and has no employees, liabilities or assets.

4.5. Banking and Finders' Fees. There is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Parent or any of the Parent Subsidiaries who might be entitled to any fee or commission from Parent or any of the Parent Subsidiaries upon consummation of the transactions contemplated by this Agreement.

4.6. Legal Proceedings. No claim, action, proceeding or investigation is pending before any court, arbitrator or administrative, governmental or regulatory authority or body which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would reasonably be likely to Materially and adversely affect or restrict Parent's or Merger Sub's ability to consummate the transactions contemplated hereby.

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

5.1. Conduct of the Company Business. Except with the prior written consent of Parent, prior to the Closing Date, the Company shall cease all operations and activities including as set forth below:

(a) refrain from entering into any transaction or Contract; and not make any Material change in its methods of management, marketing, accounting, or operations;

(b) undertaking any Material new business opportunity;

(c) (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company, (ii) enter into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of the Company, (v) declare or pay of any bonuses or year-end payments to any current or former directors, officers or employees of the Company, or (vi) establish, adopt, or amend (except as required by applicable Law), any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company;

(d) create or incur any indebtedness, or (ii) release or create any Liens of any nature;

(e) make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

(f) pay, prepay or discharge any liability or fail to pay any liability when due;

(g) write-off or write-down any assets of the Company;

(h) amend the Certificate of Incorporation, Bylaws or other governing instruments of the Company, except as contemplated by this Agreement;

(i) make any changes in its accounting methods or practices or revalue its Assets, except for (i) those changes required by GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax Laws;

(j) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of the Company Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any the Company Stock;

(k) make any loan or otherwise arrange for the extension of credit to any Employee or increase the aggregate amount of any loan currently outstanding to any Employee;

(l) sell or otherwise dispose of any Material Asset or make any Material commitment relating to its Assets or enter into or terminate any lease of real property;

(m) purchase or redeem, or agree to purchase or redeem, any security of the Company (including any share of Company Stock);

(n) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director, or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(o) transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property of the Company;

(p) (i) enter into any new Material Contract, or (ii) Materially modify, amend or terminate any Material Contract to which the Company is a party or waive, release, or assign any Material rights or claims thereunder, in any such case in a manner Materially adverse to Parent;

(q) take any actions that would make any representation and warranty of the Company hereunder inaccurate in any Material respect at the Effective Time; or

(r) authorize any, or commit or agree to take any of, the foregoing actions.

5.2. Shareholder Approval. The Company will, as promptly as practicable in accordance with applicable Law and its Certificate of Incorporation and Bylaws, submit this Agreement, the Merger and related matters for the consideration and approval by the Company's shareholders. In connection with soliciting shareholder approval, the Company shall prepare and distribute to holders of Shares a disclosure statement which summarizes the material terms and conditions of the Merger, this Agreement and the Transaction Documents, which disclosure statement shall include the unanimous recommendation of the Company's Board of Directors. Such approval by written consent or shareholder vote will be solicited, in compliance with applicable laws. If approval is obtained by written consent, the Company shall give, in a timely manner (and shall provide Parent true and correct copies of) all notices required to be given under Sections 615 and 903 of the NYBCL. The information distributed to the holders of shares shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.3. Satisfaction of Conditions Precedent. During the term of this Agreement, the Company will use its commercially reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 9, and the Company will use its commercially reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

5.4. No Other Negotiations. As of the date of this Agreement, the Company has not entered into any agreement or understanding with, and is not engaging in any discussions with any third party concerning an Alternative Acquisition (as defined below) including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Parent and its Affiliates involving any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (b) provide information with respect to the Company to any Person, other than Parent and its Affiliates, relating to a possible Alternative Acquisition by any Person, other than Parent and its Affiliates, (c) enter into an agreement with any Person, other than Parent and its Affiliates, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent and its Affiliates.

         If the Company receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, the Company shall promptly notify Parent thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep Parent promptly informed of any developments with respect to same.

5.5. Access. The Company shall afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of the Company's properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws and
(b) all other information concerning its business, properties and personnel as Parent or its representatives may reasonably request. Except to the extent otherwise required by Law, Parent will hold any confidential information obtained pursuant to this Section 5.5 in accordance with the Confidentiality Agreement entered into between the Chartwell International, Inc. and RWH dated April 19, 2005 (the "Confidentiality Agreement").

5.6. Company Employees. The Company shall use commercially reasonable efforts to cooperate with Parent to ensure that employees selected by Parent will become employees of Surviving Corporation.

5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any the Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.7 shall not limit or otherwise affect the remedies available hereunder to Parent.

                                   ARTICLE 6

                               COVENANTS OF PARENT

6.1. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.2. Company Employees.

(a) Concurrently with the execution of this Agreement, the Parent or an Affiliate of Parent shall offer employment to such employees of the Company employed as of the Closing (individually a "Company Employee" and collectively, the "Company Employees") as the Parent shall determine in its sole discretion. Any such offer of employment shall be on such terms and conditions as the Parent and such employees shall agree and shall be conditioned on the Closing of the Merger.

(b) Nothing in this Section 6.2 shall be construed to impose upon Parent and its Affiliates any obligation to continue the employment of any Company Employee following the Effective Time.

6.3. Notification of Certain Matters. Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Parent representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the Company.

6.4. Satisfaction of Conditions Precedent. During the term of this Agreement, Parent will use its commercially reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 9, and Parent will use its commercially reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

                                   ARTICLE 7

                       COVENANTS OF PARENT AND THE COMPANY

7.1. Notices of Certain Events. The Company and Parent shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a party hereunder. Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to either party hereunder.

7.2. Public Announcements. Only Parent shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein.

7.3. Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. Parent, Merger Sub and the Company agree that the Company (prior to the Merger) and the Surviving Corporation (following the Merger) will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Merger or the surrender of the Shares pursuant to the Merger (collectively, "Transfer Taxes"), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the Merger, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes.

7.4. Reasonable Efforts. The parties further agree to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time, (C) the satisfaction of all conditions precedent to the parties' obligations hereunder, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall limit a party's right to terminate this Agreement pursuant to Section 10.1, so long as such party has up to then complied with its obligations under this
Section 7.4.

7.5. Fees and Expenses. All fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, whether or not the Merger is consummated; provided that, in the event the Merger is consummated, in no event shall the fees and expenses paid by the Company exceed $5,000.00, and any fees and expenses in excess of such amount shall be paid by RWH. All fees and expenses incurred by the Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parent. Fees and expenses incurred by any party in connection with the transactions contemplated by this Agreement shall include, without limitation, fees and expenses incurred for legal, financial, accounting and other advisors.

7.6. Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.4 and 4.3 above.

7.7. Transfer Restrictions.

(a) The Company realizes that the Merger Consideration is not registered under the Securities Act, or any foreign or state securities laws. The Company agrees that the Merger Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a "Transfer") except in compliance with the Securities Act, if applicable, and applicable foreign and state securities laws, and with an opinion of Parent's counsel. The Company understands that the Merger Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Company understands that to Transfer the Merger Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

(b) To enable Parent to enforce the transfer restrictions contained in Section 7.7(a), the Company hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Common Stock with respect to the Merger Consideration, including, without limitation, the following:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF CHARTWELL INTERNATIONAL, INC. AND ITS COUNSEL."



                                   ARTICLE 8

                                 INDEMNIFICATION

8.1. Indemnification of Parent and Merger Sub.

(a) Subject to the limitations contained in this Article 8, the Company shall defend, indemnify and hold harmless Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Company in this Agreement (as each such representation or warranty would read if all qualifications as to Material Adverse Effect were deleted therefrom), or (ii) the breach of any covenant or agreement made by the Company in this Agreement.

(b) In addition the obligations set forth in Section 8.1(a) above, the Company shall defend, indemnify and hold harmless Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents against any and all Claims and Liabilities with respect to or arising from any claims for any right to receive Merger Consideration made by any Person who is not a holder of Company Stock at the Effective Time or is a holder of Company Stock and claiming a right to Merger Consideration inconsistent with the Merger Consideration Certificate.

8.2. Indemnification of the Company. Parent shall defend, indemnify and hold harmless the Company, and its officers, directors, shareholders, employees and agents from and against any and all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by Parent or Merger Sub, or (ii) breach of any covenant or agreement made by Parent or Merger Sub in this Agreement.

8.3. Limitation on Liability. Notwithstanding anything to the contrary, the Company's aggregate liability under Section 8.1(a) and Parent's and Merger Sub's aggregate liability under Section 8.2 (other than with respect to any fraud, intentional misrepresentation or willful breach) shall be limited to the sum of $500,000.

8.4. Claims Procedure. Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

8.5. Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit.

8.6. Set-Off Against Post-Closing Consideration. At any time prior to the issuance of the Post-Closing Consideration, Parent shall have the right to set-off against the Post-Closing Consideration any amounts that are or may become payable to Parent under the terms of Section 8.1; provided, however, Parent shall have no right to set-off for any claims relating to Section 3.31. Such set-off shall be based upon the average Fair Market Value of the Post-Closing Consideration for the thirty (30) days prior to the date on which Parent delivers a notice pursuant to Section 8.4. In the event that Parent has delivered a notice pursuant to Section 8.4 that Parent is seeking indemnification with respect to a claim covered by Section 8.1, Parent shall have the right to retain that portion of such Post-Closing Consideration which would otherwise be issuable to holders of the Shares that Parent reasonably determines would be required to satisfy such claim until a final determination with respect to such claim has been made in accordance with this Article 8. Upon a final determination with respect to any such claim, Parent shall retain that portion of the Post-Closing Consideration as is finally determined to be payable to Parent in accordance with this Article 8. "Fair Market Value" shall be the cash value and as applicable, the closing bid or sale price (whichever is applicable) of the Company's securities on the applicable date.

                                   ARTICLE 9

                              CONDITIONS TO MERGER

9.1. Condition to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a) No Injunctions. No temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated herein shall be in effect; provided, however, that each party shall have used its commercially reasonable best efforts to prevent the entry of such orders or injunctions and to appeal as promptly as possible any such orders or injunctions and to appeal as promptly as possible any such orders or injunctions that may be entered.

(b) Company Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company and the Company's shareholders in accordance with the Company's Certificate of Incorporation and the NYBCL.

9.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and the Merger Sub to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered to Parent pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Certificate of Secretary. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors and shareholders of the Company authorizing this Agreement and the Merger; (ii) the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; (iii) the Merger Consideration Certificate; and (iv) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company including, without limitation, those set forth on Schedule 9.2(d), except for such consents, waivers, approvals, authorizations and orders, which if not listed in Schedule 9.2(d) and not obtained, and such filings, which if not listed in Schedule 9.2(d) and not made, would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation.

(e) Absence of Material Adverse Effect. Since the date of the this Agreement, there shall not have been any Material Adverse Effect on the Company, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which the Company conducts operations.

(f) Employment Agreements. The Surviving Corporation shall have entered into employment agreements, in the form approved by Parent, with certain Company Employees to be determined by Parent.

(g) Merger Consideration Certificate. Parent shall have received the Merger Consideration Certificate from the Company.

(h) Dissenting Shares. Holders of any of the outstanding Shares shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable Law with respect to their Shares by virtue of the Merger.

(i) Resignation of Officers and Directors. Parent shall have received letters of resignation from each of the officers and directors of the Company immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

(j) Termination of Employee Benefit Plans. If the Company maintains or sponsors any Benefit Plans, the Company's Board of Directors shall have adopted a resolution terminating each such Benefit Plan contingent upon the Closing and effective at least one calendar day prior to the Effective Time.

(k) Audited Financial Statements. Parent shall have received from the Company, audited Company financial statements for the most recent fiscal year ended December 31, 2004, the interim quarters ending March 31 and June 30, 2005 and proforma financial statements as of the day prior to the Closing Date.

                                   ARTICLE 10

                                   TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company:

(a) by mutual written agreement duly authorized by the Boards of Directors of the Company and Parent;

(b) by either party, if the other party has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on the Company or would prevent or materially delay the consummation of the Merger;

(c) by either party if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote;

(d) by either party, if all the conditions to the obligations of such party for Closing the Merger shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

(e) by either party, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable.

         As used herein, the "Final Date" shall be September 9, 2005.

10.2. Notice of Termination. Any termination of this Agreement under Section
10.1 above will be effective by the delivery of written notice of the terminating party to the other party hereto.

10.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 10, this Agreement shall be of no further force and effect (except as provided in Section 10.4) and nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement which shall survive termination of this Agreement in accordance with its terms.

                                   ARTICLE 11

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the date that is the first anniversary of the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

                                   ARTICLE 12

                               GENERAL PROVISIONS

12.1. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a) If to Parent or Merger Sub:

                           Chartwell International, Inc.
                           1124 Smith Street, Suite 304
                           Charleston, W.V. 25301
                           Attn: Imre Eszenyi
                           Ph: (703) 893-5564
                           Fax: (703) 626-2035

with a copy to (which shall not constitute notice):

                           Bartel, Eng & Schroder
                           1331 Garden Highway, Suite 300
                           Sacramento, California 95833
                           Attn:  David C. Adams, Esq.
                           Ph:  (916) 442-0400
                           Fax: (916) 442-3442

(b) If to the Company:

                           E-Rail Logistics, Inc.
                           485 Underhill Blvd., Suite 201
                           Syosset, NY 11791
                           Attn: Andrew Kaufman
                           Ph: (973) 783-3095
                           Fax: (973) 783-0156

with a copy to (which shall not constitute notice):

                           Rail Waste Holdings, LLC
                           7 North Willow St., Suite 7
                           Montclair, NJ 07042
                           Attn: Richard Kessler
                           Ph: (973) 783-3095
                           Fax: (973) 783-0156

12.2. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any shareholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the NYBCL requires further approval by such shareholders without the further approval of such shareholders.

12.3. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.7. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

12.8. Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

12.9. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

12.10. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Nevada as applied to contracts that are executed and performed in Nevada, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Kanawha County, West Virginia, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

12.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other means to the other party. Any party who delivers a signature page via facsimile agrees to later deliver an original counterpart to all other parties.

12.12. Attorneys Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.13. Tax Advice. The Company acknowledges that the Company has not relied and will not rely upon the Parent or Merger Sub, or the Parent or Merger Sub's counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Merger Consideration. The Company assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with such Merger Consideration.

12.14. Representation. The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party's choosing; (b) has read the Agreement and has had it fully explained by its counsel; (c) it is fully aware of the contents and legal affect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

12.15. Drafting. The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

12.16. Gender. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.



     [Remainder of Page Intentionally Left Blank; Signature Page to Follow]

     IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.


                           CHARTWELL INTERNATIONAL, INC., a Nevada corporation


                           By:-------------------------------

                           Name:-----------------------------

                           Title:----------------------------


                           E-RAIL ACQUISITION CORP., a Nevada corporation


                          By:-------------------------------

                          Name:-----------------------------

                          Title:----------------------------

                          E-RAIL LOGISTICS, INC., a New York corporation


                          By:-------------------------------

                          Name:-----------------------------

                          Title:----------------------------

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


         The following terms, as used in the Purchase Agreement, have the following meanings:

         "Affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Alternative Acquisition" shall have the meaning as set forth in
Section 5.4 of the Agreement.

         "Agreement" shall have the meaning as set forth in the Preamble.

         "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Benefit Plans" shall have the meaning as set forth in Section 3.12(b) of the Agreement.

          "Claims and Liabilities" shall have the meaning as set forth in
Section 8.1(a) of the Agreement.

         "Closing" shall have the meaning as set forth in Section 1.2 of the Agreement.

         "Closing Date" shall have the meaning as set forth in Section 1.2 of the Agreement.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning as set forth in the Preamble.

           "Company Disclosure Schedule" shall mean the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

         "Company Employees" shall have the meaning as set forth in Section 6.2(a) of the Agreement.

         "Company Environmental Liabilities" mean any and all liabilities of or relating to the Company, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

         "Company's Financial Statements" shall have the meaning as set forth in
Section 3.8 of the Agreement.

          "Company Stock" shall mean the total outstanding capital stock of the Company as of the Closing Date.

         "Confidentiality Agreement" shall have the meaning as set forth in
Section 5.5 of the Agreement.

         "Contract" means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person's capital stock, Assets or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

         "Dissenting Shares" shall have the meaning as set forth in Section 2.3 of the Agreement.

         "Effective Time" shall have the meaning as set forth in Section 1.3 of the Agreement.

         "Employees" shall have the meaning as set forth in Section 3.20 of the Agreement.

         "Environmental Laws" mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Substances or wastes or the clean-up or other remediation thereof.

         "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person as currently conducted.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Act Documents" has the meaning set forth in Section 3.33 of the Agreement.

         "Fair Market Value" has the meaning set forth in Section 8.3 of the Agreement.

         "Final Date" shall have the meaning as set forth in Section 10.1 of the Agreement.

         "GAAP" shall have the meaning as set forth in Section 3.8(b) of the Agreement.

         "Governmental Entity" shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Hazardous Material" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

         "Indemnified Party" shall have the meaning as set forth in Section 6.3(b) of the Agreement.

         "Indemnifying Party" shall have the meaning as set forth in Section 8.3 of the Agreement.

         "Indemnitee" shall have the meaning as set forth in Section 8.3 of the Agreement.

         "Intellectual Property" shall mean all rights, privileges and priorities provided under applicable Law relating to intellectual property, whether registered or unregistered, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, mask works, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, products, software, databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets, proprietary data and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

         "Knowledge" means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

         "Material" and "Materially" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "Material Adverse Effect" means, with respect to any Person, a Material adverse effect on the condition (financial or otherwise), business, assets, liabilities or the reported or future results or prospects of such Person and its Subsidiaries taken as a whole.

         "Material Intellectual Property" shall have the meaning as set forth in
Section 3.21(a) of the Agreement.

         "Merger" shall have the meaning as set forth in the Recitals.

         "Merger Consideration" shall have the meaning as set forth in Section 2.1(b)(i) of the Agreement.

         "Merger Consideration Certificate" shall have the meaning as set forth in Section 2.1(b)(ii) of the Agreement.

         "Merger Sub" shall have the meaning as set forth in the Preamble.

         "NASD" means National Association of Securities Dealers, Inc.
          ----

         "NRS" shall have the meaning as set forth in the Recitals of the Agreement.

         "Nevada Articles of Merger" shall have the meaning as set forth in
Section 1.3 of the Agreement.

         "New York Certificate of Merger" shall have the meaning as set forth in
Section 1.3 of the Agreement.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

         "Parent" shall have the meaning as set forth in the Preamble."Parent Disclosure Schedule" shall mean the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

          "Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

         "Permitted Liens" shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate Materially detract from the value of its property or Materially impair the use thereof in the operation of its business.

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

         "Products" means the equipment created, developed or owned by the Company and all related products, including any Intellectual Property related thereto.

         "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, United States Department of Transportation, Federal Railroad Administration, United States Environmental Protection Agency, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including the NASD and the SEC.

         "Returns" shall have the meaning as set forth in Section 3.11(a)(i) of the Agreement.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange act of 1934, as amended.

         "Share" or "Shares" shall have the meaning as set forth in Section 2.1(b)(i) of the Agreement.

         "Subsidiary" means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Surviving Corporation" shall have the meaning as set forth in Section
1.1 of the Agreement.

         "Tax" or "Taxes" shall mean all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, real property, personal property, alternative or add-on minimum, estimated, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors, together with all interest, penalties and additions imposed with respect to such amounts.

         "Transaction Documents" means the Agreement, the Confidentiality Agreement and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

         "Transfer Taxes" shall have the meaning as set forth in Section 7.3 of this Agreement.


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